Exhibit 10.35

OFFICE SERVICES AGREEMENT

This Office Services Agreement (“Agreement”) is made between Interactive Offices Mansell, LLC., a Georgia limited liability company (“IOMansell”) and Tri-S Security Corporation (“Client”).  The beginning date of this Agreement is October 15, 2004.  If the beginning date is not the first day of the month, then the Contract Charges will be pro-rated for that initial, partial month, but the Agreement term will be calculated from the first day of the following month.  This Agreement is for a term of four (4) months and ending on February 28, 2005.

OFFICE PACKAGE

1.                                       Premises. During the term of this Agreement, Client will have the exclusive use of office number(s) #32 & #43 (“Premises”) located at Mansell, 3700 Mansell Road, Suite 220, Alpharetta, Georgia 30022

FEES AND MONTHLY CHARGES

2.                                       Contract Charges.” Client will pay to IOMansell $1,930.00 per month as “Contract Charges” for the included services set out below.  The Contract Charges for the first month shall be paid by Client to IOMansell upon the execution of this Agreement.  The Contract Charges for all subsequent months are due and payable monthly, in advance, on the first day of each month without notice.  If the Contract Charges are not paid by the 5th of the month, Client will pay a late fee of $250.00.  Accepting a late payment will not waive IOMansell’s right to declare a default the next time that payment is late.  The monthly Contract Charges will include:

Office Rental
Office #32 & #43	$1,285.00	per month

Telecommunications Package

Telephone Service	$200.00	per month
2 Phone Sets
1 Phone Line
2 Fax/Modern Lines
2 Voice Mail Box

Internet Service	$100.00	per month
(2 User)

Administrative Fee	$100.00	per month

Break Room Fee	$30.00	per month

Furniture Package	$215.00	per month

TOTAL MONTHLY CONTRACT CHARGES	$1,930.00	per month

Services Retainer	$1,285.00	(One time charge)

Telecom Installation	$300.00	(One time charge)

Access Fob & Keys	$50.00	(One time charge)

Furniture Pick-up/Delivery Fee	$50.00	(One time charge)

October Pro-rations	$1,058.38

TOTAL AMOUNT DUE UPON EXECUTION:	$2,743.38

Notes: Contract Charges may increase as Client requests additional furniture, equipment or services.  Client also shall pay all applicable taxes due in connection with any of the Contract Charges.

3.                                       Installation Fees. Client will pay IOMansell an Installation Fee of $300.00 upon the execution of this Agreement for the installation/setup of the telecommunications package.

4.                                       Services Retainer. A Services Retainer of $1,285.00 is payable in advance by Client to IOMansell upon the execution of this Agreement.  If Client vacates before the expiration of the term of this Agreement, or if Client commits an event of default (see below), then IOMansell may retain the Services Retainer in partial satisfaction of its damages.

5.                                       Additional Services. Additional services (as listed on the attached Addendum 1 ) will be billed monthly in arrears for the period of the 16th of the previous month to the 15th of the current month and are payable on the 1st of the following month.  Client also shall pay all applicable taxes due in connection with any of the Variable Charges.

There is a $50.00 per office, per month charge to Client for the availability of Administrative Services billable by IOMansell staff, and payment of this charge is due and owing regardless of whether Client utilizes such Administrative Services.

There is a $15.00 per person per month break room charge for beverage services and break room facilities.  Clients and their guests have unlimited access to this service, excluding conference room catering.

6.                                       Included Services.  The Office Package includes the following services at no additional charge:

Weekdays from 8:30 AM to 5:00PM - Holidays excepted:

a.               Lobby receptionist;

b                 Telephone answering;

c.               Conference room and day office use on a reservation basis in 30 minute increments. (IOMansell reserves the right to limit usage to 8 hours per month or to impose additional charges for usage in excess of 8 hours per month, at its discretion);

d.              Incoming mail and package handling;

e.               Daily janitorial services and all utilities except telephone

f.                 Courtesy use of all other IOMansell locations and conference rooms on a reservation basis, as and when available.

Available 24 hours a day - seven days a week:

g.              Individual office use;

h.              High speed copiers;

i.                  Common reception area;

j.                  Kitchen facilities including refrigerator, microwave, soft drink and snack machines.

7.                                       Relocation.  IOMansell may move Client to another office of similar size and with similar amenities, with such relocated office then being referred to as the “Premises” for the purposes of this Agreement.  IOMansell will give Client thirty (30) days advance written notice and will pay all the costs of the move.  Should Client refuse to relocate at the end of the 30 day period, any other provisions of this Agreement to the contrary notwithstanding, IOMansell with have the right to terminate this Agreement effective immediately, upon written notice thereof to Client.  If this Agreement is cancelled by IOMansell as aforesaid, there will be no further obligation on the part of either party, except Client will continue to be obligated to pay all Contract Charges and Variable Charges as and when due as set forth in this agreement and its attachments until such time as Client both vacates the Premises and pays all sums owed to IOMansell.

TELECOMMUNICATIONS PACKAGE

8.                                       Telecommunications Package.  IOMansell will make available to Client a telecommunications package which may consist of Internet access and some combination of telephone numbers, lines, features such as call forwarding, conference calling etc., voice mail, long distance, 800 service, and business white page directory listings.  All components of the telecommunications package including any telephone numbers used by Client will remain at all times the property of IOMansell, and Client will acquire no rights to the components beyond the terms specified by IOMansell.  In the event any toll fraud is directly related to telecommunications services employed by Client, Client will reimburse IOMansell for all charges associated with the toll fraud.  This may include, but is not limited to, unauthorized use of calling cards or telephone lines.  All changes to such services must be arranged through IOMansell.  Client is responsible for arranging and paying for yellow page advertising with appropriate directory advertising companies.  In no event shall the Internet access made available by IOMansell to client be transferable.  Each user who has access to the Internet must have his own account, and if Client has multiple users accessing the Internet, each must have a separate account.  The use of “proxy” servers or other network-sharing technology for the purpose of evading per user charges is prohibited.  Client and its personnel shall use the telecommunications services and the Internet services only for lawful purposes.  The transmission or storage of any information, data or material in violation of any law or regulation is prohibited.  IOMansell shall have no responsibility for Client’s files residing in the Internet service or any server connected therewith any may delete all data, files or other information that is stored for Client’s account if Client’s account is terminated for any reason by Client, IOMansell, or any Internet service provider or web site.  In addition to any other remedy available to IOMansell, IOMansell may suspend telecommunications services or Internet services to Client or any user if IOMansell, in its sole discretion, believes that Client or any user is using the telecommunications services or Internet services contrary to the terms of this Agreement or in a manner that inhibits the reasonable commercial use of the Internet or any telecommunications services by other clients or any other user of such services.  IOMansell makes no warranty of any kind, whether express or implied, including any warranty of merchantability or fitness for a particular purpose with regard to the telecommunications services or Internet services.  IOMansell shall have no liability to Client for any loss, cost or expense Client may suffer, including but not limited to loss, cost or expense arising out of or resulting from loss of data resulting from delays, non-deliveries, service interruptions or release or disclosure of data sent or received by Client, however caused.  Client shall and hereby does indemnify and hold IOMansell harmless from and against any loss, cost or damage to Client or any third party arising out of or resulting from Client’s use or misuse of the telecommunications services or the Internet services.

FURNITURE PACKAGE

9.                                       Supplied Furniture.  All furniture supplied to Client for its exclusive use will be returned to IOMansell at the expiration of this Agreement in the same condition as first delivered to Client, normal wear and tear excepted.  Client herewith acknowledges its acceptance of the supplied furniture as being acceptable and satisfactory for Client’s purposes.  If any repairs become necessary, upon reasonable notice from Client, IOMansell will cause the repairs to be made and, if repairs are necessitated by Client’s mis-use or abuse, the repair charges will be billed to Client’s account and paid by Client to IOMansell.  Client is not authorized to order any repairs or to make any repairs itself.

PREMISES AND EMPLOYEES OF IOMansell

10.                                 Use of Premises.  Client will use the Premises exclusively as an office. Client accepts the Premises in its present condition upon the date of this Agreement as being acceptable and satisfactory for Client’s purposes.  Client will not store or use anything which will create a fire or theft hazard, cause noise, create a smell, use abnormal amounts of electricity, create a nuisance, cause an increase in IOMansell’s insurance premiums or cancellation of its insurance, include any hazardous substances or offend IOMansell or other clients.  Other than a personal computer, desktop printer, calculator or facsimile machine, Client will not bring any office equipment or appliances into the Premises without written permission from IOMansell.  Client acknowledges in this regard that IOMansell has determined the amount of the Basic Contract Package sum on the premise that IOMansell will receive additional revenues for providing certain services described in Addendum 1 to its clients, and Client accordingly agrees that it will not possess or operate at the Premises any postage or copying or other equipment similar in nature to that which IOMansell makes available for its clients in offering the services described in Addendum 1. Client agrees that its use of the Premises shall in all respects be subject to the Rules and Regulations set forth in Addendum 2, as revised from time to time in the sole discretion of IOMansell.  In the event of any conflict between the provisions of this Agreement and those of the Rules and Regulations, the provisions of this Agreement shall control.

11.                                 Competing Services. Since IOMansell makes available secretarial and typing services for the benefit of its clients as part of the services available as described in Addendum 1, Client agrees that it will not hire any secretary or typist to work in Client’s office, whether full or part time, during normal business hours or after hours without the prior written consent of IOMansell.  Client will not sell any goods or perform any services in competition with IOMansell.

12.                                 Alterations.  Client will not make any alterations to its office(s) or any lock on any door unless it obtains prior written approval from IOMansell.  Approval may be conditioned on (a) agreement that improvements will remain the property of IOMansell, even at the termination of this Agreement; (b) Client making a deposit; (c) agreement by Client that it will return the office to its original condition when it vacates; or (d) some combination of the above, as determined by IOMansell.

13.                                 Sublease.  This agreement is not a lease or a rental agreement, and is a personal services contract with regard to the Premises.  Client may not sublease, assign or encumber the Premises, nor shall the Premises be subject to levy or sale or to any rights of any party.  Client’s rights and obligations under this Agreement shall not be assignable, whether voluntarily or by operation of law.

14.                                 Proselytizing IOMansell’s Employees.  Finding, hiring and training employees is time-consuming and expensive.  Client agrees that it will not, during the term of this agreement, or within one year afterward, hire any person who has been an employee of IOMansell.  If Client violates its obligations under this Paragraph 14, it will be liable to IOMansell for liquidated damages in an amount equal to six month’s gross wages of the employee, at the rate last paid to that employee by IOMansell.  The provisions of this Paragraph 14 shall survive any termination of this Agreement.

CLAIMS AGAINST IOMansell

15.                                 Personal Property Loss or Damage.  IOMansell is not liable for any loss or damage to personal property owned by Client, its guests, customers, clients, invitees or visitors, unless the loss or damage is caused by IOMansell’s own gross negligence, or that of its employees.  Specifically excluded is any loss or damage occasioned by any janitorial or service personnel, whether or not employees of IOMansell.  The provisions of this Paragraph 15 shall survive any termination of this Agreement.

16.                                 Personal Injury.  IOMansell is not liable for personal injury suffered by Client, its guests, customers, clients, invitees or visitors, unless the injury is caused by IOMansell’s own gross negligence, or that of its employees.  The provisions of this Paragraph 16 shall survive any termination of this Agreement.

17.                                 Conversion.  If Client vacates the Premises and leaves behind any personal property, files or anything else, that property will be considered abandoned by Client.  If Client defaults in the payment of sums due to IOMansell, and IOMansell changes the locks, removes Client’s property, or otherwise denies access to Client, IOMansell will not be guilty of conversion or liable for the loss of such property.  The provisions of this Paragraph 17 shall survive any termination of this Agreement.

18.                                 Indemnity.  If a claim is made against IOMansell because of some action or inaction of Client or its guests, customers, clients, invitees or visitors.  Client will indemnify IOMansell and hold it harmless from those claims.  This indemnity includes not only the amount of any such claim, but also all of IOMansell’s costs in investigating and defending those claims, and a charge at the rate of $150.00 per hour for any time spent by IOMansell’s officers in dealing with those claims.  Further, in the event that any of IOMansell’s employees travel off-premises at the request of Client (Client hereby acknowledging that IOMansell’s employees are not required to provide any such services) and that travel results in damages or exposes IOMansell to liability, then Client will indemnify IOMansell and hold it harmless from any such claims or damages.  The provisions of this Paragraph 18 shall survive any termination of this Agreement.

19.                                 Waiver.  If IOMansell allows any default or variance in this Agreement, that will not constitute a waiver of its rights.  No matter how many time IOMansell allows the default or variance, or a variety of defaults or variances by Client or others, it may still, without advance notice, require strict adherence to this Agreement or prohibit future variances.  Nothing will change the terms of this Agreement, or extend it, or add to it, unless in writing and signed by IOMansell and Client.

EXPIRATION OF AGREEMENT

20.                                 Renewal.  No later than sixty (60) days before the end of its Agreement, Client must advise IOMansell regarding renewal.  If Client elects to renew or does not advice IOMansell otherwise by that time limit, then this Agreement will be automatically renewed, at IOMansell’s option upon notice thereof by IOMansell to Client.

21.                                 Vacating.  At the expiration or termination of this Agreement, Client will promptly vacate the Premises in the same condition as when first occupied by Client, normal wear and tear excepted, turn in its keys, and provide IOMansell with a forwarding address and telephone number.  Any damages to the Premises will be reimbursable to IOMansell out of Client’s Services Retainer, and any surplus of the Services Retainer will be reimbursed to Client by IOMansell within a reasonable time.  If Client fails to vacate the Premises immediately upon any termination of this Agreement, Client shall be liable to IOMansell thereafter at 150% of the sum of all Contract  Charges and Variable Charges which thereafter become due, plus all additional interest and other charges provided for in this Agreement.

DEFAULT

22.                                 Events of Default.  The following are Events of Default for the purposes of this Agreement;

a.               Contract Charges becoming past due;

b.              Variable Charges becoming past due;

c.               Abandonment or vacation of the Premises by Client;

d.              Any assignment for the benefit of creditors by Client, the appointment of a receiver for Client, or the filing by or against Client of a petition for bankruptcy or similar proceeding;

e.               Any levy upon any property of Client at the Premises;

f.                 Any dissolution of termination of the existence of Client

g.              Default in any other terms of this Agreement, but only if IOMansell gives Client written notice of the default, and Client fails to cure the default within 10 days of the notice.  In the event of a recurring default, IOMansell will give Client 10 days notice to cure for the first event of default.  Thereafter, IOMansell shall not be required to give Client notice of the same or a substantially similar default.

23.           Remedies.  On default, IOMansell may choose any or all of the following remedies:

a.     Terminate this Agreement;

b.     Accelerate the Contract Charges and Variable Charges, and demand all sums due immediately;

c.     Take possession of all property in the Premises or stored by Client in the Premises and store it, at Client’s expense, until taken in full or partial satisfaction of any lien or judgment;

d.     Deny access to the Premises by Client and terminate use of any of the services, including but not limited to Telephone and Internet services; and

e.     Any other remedies allowed by law.

24.                                 Additional Charges Upon Default.  In the event of default, Client will be liable for the following additional charges:

a.               Fees and expenses incurred by attorneys on behalf of IOMansell;

b.              Time spent by any of IOMansell’s officers, at the rate of $150.00 per hour;

c.               Interest on unpaid sums at 24% per annum; and

d.              Any other costs incurred by IOMansell as a result of the default.

25.                                 Other Consequences of Default.  In the event of default by Client, IOMansell may immediately cease providing Client with any or all services, including telecommunications services and Internet services.  If IOMansell, in its sole discretion, elects to make the Premises available to a new client or to move an existing client into the Premises, then Client will remain liable for all Contract Charges, Variable Charges and other sums due under this Agreement until the expiration of this Agreement.

MISCELLANEOUS PROVISIONS

26.                                 IOMansell’s Agents.  The only people who have authority to act for IOMansell, and to bind IOMansell, are Andrew Gyenes, President, or Scot Galphin, Center Manager.  Until and unless written notice is received from IOMansell, no one else has any authority to act on behalf of IOMansell.

27.                                 Notices.  Notice to Client must be given at the address of the office used by Client.  Notice to IOMansell must be given at 3700 Mansell Road, Suite 220, Alpharetta, GA 30022.  Notice must be by personal delivery, signature receipt, or by certified mail.

28.                                 Inspect and Show Office(s).  On month to month agreements, IOMansell has the right to show Client’s office(s) during normal business hours on any day.  If either party has given notice to the other to terminate this Agreement or if Client is in default under this Agreement, IOMansell will have the right to show Client’s office(s) to prospective clients.  IOMansell will have the right to inspect Client’s office(s) at reasonable times.

29.                                 Cancellation.  IOMansell retains the right to cancel this Agreement at any time, with the payment of one month’s Contract Charges to Client, if in IOMansell’s opinion it is in the best interests of IOMansell or its clients.

30.                                 Ambiguities.  Client has had a chance to read this Agreement and to ask questions and to obtain legal advice as to its terms and provisions.  If Client later asserts any ambiguities in the Agreement, those ambiguities will be interpreted in favor of IOMansell.

31.                                 Guarantor.  If a Guarantor is required by IOMansell, Guarantor is jointly and severally liable for all sums due under this Agreement, any extensions, or any addenda executed contemporaneously with this Agreement and any amendments hereto, and for any other sums due from Client to IOMansell, no matter when or how incurred.  IOMansell shall not be required to attempt collection from Client before proceeding against Guarantor.  Guarantor will not be released unless IOMansell, in its discretion, specifically releases Guarantor in writing signed by IOMansell.

32.                                 Returned Check.  If a check is returned for any reason at all, Client will pay an additional charge of $50.00 par returned check.  If a check is returned, then, for the purposes of calculating late charges or events of default, it will be as if the payment represented by the check had never been made.

33.                                 Prime Lease.  IOMansell is the Lease under a lease (“Prime Lease”) of premises which includes the Premises.  In no event shall IOMansell be responsible for any repair, maintenance or other obligations of the Lessor under the Prime Lease, but IOMansell will make reasonable efforts to obtain the performance by the Lessor of its obligations under the Prime Lease.  This Agreement is subject and subordinate to all provisions of the Prime Lease.  In the event of the termination of the Prime Lease for any reason, this Agreement shall automatically terminate and IOMansell shall have no liability to Client in connection therewith.

34.                                 Insurance.  In no event shall IOMansell carry or maintain any insurance for the benefit of Client, and any insurance obtained by Client for its own behalf shall include a waiver of all rights of subrogation against IOMansell in connection with any loss or damage insured thereunder.

35.                                 Limitation of Liability.  IOMansell’s liability hereunder is limited to the Contract Changes and Variable Charges payable hereunder, and in no event shall IOMansell be liable for any loss of income or profits, business interruption or any other pecuniary loss arising out of the use, non-use or unavailability of the Premises or of any services offered by IOMansell, or for any incidental, indirect, special or consequential damages (whether foreseeable or unforeseeable) which may be suffered by Client or any other party.

36.                                 Client Contact.                      is hereby specified and designated by Client as the Client contact.  In the event of the termination of this Agreement or a corporate dissolution, partnership dissolution, employee dismissal or resignation or internal Client dispute, all mail, courier deliveries, Client property, etc. will be delivered to the Client contact.

37.                                 Office Deliveries.  Client authorizes IOMansell to accept and act as its receiving agent for all mail and other deliveries, including the acknowledgment of the receipt therefore as and when requested by the sender.  In so acting, IOMansell shall have no responsibility to confirm the quantity or contents of any such delivery and shall not be liable for any damages or shortages with regard to the contents thereof.

38.                                 Mail Handling After Contract Expiration.  At the expiration of this contract, it is Client’s responsibility to notify all persons of its new address.  Mail and courier deliveries will be forwarded by IOMansell for a period of 30 days only if Client has given written notice to IOMansell of an address to which such mail should be forwarded.  Client will pay all expenses of mail or courier forwarding.  Thereafter, unless there is an agreement to the contrary, mail will be returned to sender.  In no event shall IOMansell be responsible for forwarding telephone or facsimile messages.

39.                                 Governing Law.  This Agreement is entered into in the state of Georgia, IOMansell is a Georgia limited liability company and has its principal place of business in Georgia, and the Premises are located in Georgia.  Accordingly, the parties agree that in all respects, this Agreement shall be interpreted under the laws of Georgia.

40.                                 Entire Agreement.  This Agreement constitutes the definitive description of all of the rights and obligations of the parties with regard to the subject matter hereof and supersedes all prior discussions and agreements of the parties relative thereto.

41.                                 Time of the Essence.  Time is of the essence of all of the rights and obligations of the parties pursuant to this Agreement.

42.                                 Counterparts.  This Agreement shall be executed in several counterparts, each of which shall be an original and be legally binding as such.

43.                                 Titles and Section Headings.  The titles and section headings provided for throughout this Agreement are for convenience only, and do not limit, expand or otherwise modify the contents of this Agreement.

44.                                 Special Stipulations.  The Special Stipulations, if any, attached hereto as an Addendum are hereby incorporated herein and made a part hereof.  To the extent the Special Stipulations conflict with the provisions of this Agreement, including other Addendums, the Specials Stipulations shall control

45.                                 Addendums.  This Agreement includes the following Addendums:

Addendum 1	Additional Services/Charges
Addendum 2	Rules and Regulations
Addendum 3	Special Stipulations

ALL PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT IN ITS ENTIRETY AND HEREBY AGREE TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

“IOMansell”		“CLIENT”

INTERACTIVE OFFICES MANSELL, LLC		TRI-S SECURITY CORPORATION

By:	/s/ [ILLEGIBLE]	By:	/s/ Ronald G. Farrell

Its:	[ILLEGIBLE]	Its:	Chief Executive Officer

DATE:	[ILLEGIBLE]	DATE:	9/24/04

DATE
Guarantor of Client’s obligations pursuant to
Paragraph 31 of this Agreement

ADDENDUM 1

ADDITIONAL SERVICES/CHARGES

Telephone Services
Telecommunications Package	$175.00/user/mo.	$100.00 installation fee
Facsimile/Data line	$50.00/month	$75.00 installation fee
Off-site Call Routing	$25.00/month

Internet Services
High-speed internet Access	$95.00 (1-3), $75.00 (4+)	$100.00 installation fee
Virtual Local Area Network	$15.00/month/user (private)
$30.00/month/user (public)

Facilities
Conference Rooms/Day Offices	$2?.00/hour or $150.00/day (8 hours per month included)
Computer Training Rooms	$225.00 – $325.00 w/o computers
Video Conferencing	Inquire with Center Manager
LCD Projector	$25.00/hour or $200.00/day

Administrative/Secretarial Services
General Administration	$26.00/hour
Word Processing/Transcription	$33.00/hour
Enhanced Document Creation	$38.00/hour	Time is recorded in fifteen (15) minute increments.
Desktop Publishing	$50.00/hour
IT/Technical Support	$86.00/hour

Copy and Fax Services Black and White	Color Copying and Printing
1-500 copies per month	$0.1?/copy	1-50 pages	$1.49/copy
501-1000 copies per month	$0.12/copy	51-100 pages	$0.99/page
1001 + copies per month	$0.10/copy	101 + pages	$0.89/page
Transparencies	Add $1.00 per page
Fax Service	Receiving & local sending	$1.00/page
	Long distances sending	$2.00/page
	International sending	$3.00/page

Miscellaneous Services
Mail Service	Cost + 30% handling charge
FedEx Express Service	Standard FedEx rates + 25% handling charge
UPS Service	Standard UPS rate + 30% handling charge
Courier Service	Cost + 30% handling charge
Office Supplies	10% off catalog prices
Beverage Service	$15.00/month/person
Notary Service	$4.00/document
Catering Service	Ask our team members for a quote
SVGA/LCD Projector	$25.00/hour, $200.00/day, $600.00/week
Document Scanning	$5.00/scan

IOMansell may increase and adjust rates/charges for the Additional Services upon 10 days prior written notice to Client.

ADDENDUM 2

RULES AND REGULATIONS

1

Client’s employees and guests will conduct themselves in a businesslike mannner; proper business attire will be worn at all times.  The noise level will be kept to a level so as not to interfere with or annoy other Clients and If Client uses an impact or dot matrix printer, it will keep its office door closed during use.  Client will abide by IOMansell’s directives regarding security keys, parking and other such matters common to all occupants.

2.

Client agrees to use chair mats in the office and any damage from failure to use the same will be the responsibility of Client.  Client will not affix anything to the windows, walls or any other part of the Premises or IOMansell’s premises or make alterations or additions to the Premises without prior written consent of IOMansell.

3.	Client will not prop open any corridor doors, exit doors or doors connecting corridors during or after business hours.

4.	Client can only use the conference rooms and furnished office with the consent of IOMansell and those areas must be kept near and attractive at all times.

5.	All corridors, halls, elevators and stairways shall not be obstructed by Client or used for any purpose other than egress and ingress.

6.	No advertisement or identifying signs, other than provided by IOMansell, or other notices shall be inscribed, painted or affixed on part of the corridors, doors, windows or public areas.

7.	The electrical current shall be used for normal 120V purposes unless written permission to do otherwise has been obtained from IOMansell at an agreed cost to the Client.

8.	If client requires any special installation or wiring for electrical use, telephone equipment or otherwise, such wiring shall be done at Client’s expense by the personnel designated by IOMansell.

9.	Client may not conduct business in the hallways, reception area or any other areas except in its designated offices without prior written consent of IOMansell.

10.	Client shall not remove furniture, fixtures or decorative materials from offices without written consent of IOMansell and such removal shall be under the supervision and regulations of IOMansell.

11.	Client will not use the Premises for manufacturing or storage or merchandise except as such storage may be incidental to general office purposes.

12.	Client will not occupy or permit any portion of the Premises to be occupied or used for the manufacture, sale, gift, or use of liquor, narcotics or tobacco in any form.

13.	Client will not use the Premises for lodging or sleeping or for any immoral or illegal purposes.

14.	No additional locks or bolts of any kind shall be placed upon any of the doors or windows of the Premises by Client nor shall any changes be made on existing locks or the mechanisms thereof.

15.

Client shall, before leaving the Premises unattended for an extended period of time, close and securely lock all doors and shut off all lights and other electrical apparatus.  Any damage resulting from failure to do so shall be paid by Client.

16.	Canvassing, solicitation and peddling in the building are prohibited and Client shall not solicit other clients for any business or other purpose without prior approval of IOMansell.

17.

All property belonging to Client or any employee, agent or invitee of Client shall be at the risk of such person only and IOMansell shall not be liable for damages thereto or for theft or misappropriating thereof.

18.

If Client does not remove any property belonging to Client from the IOMansell Center prior to the end of the Term, at the option of IOMansell, the Client shall be conclusively presumed to have conveyed such property to IOMansell under this Agreement as a bill of sale without further payment or credit by IOMansell to Client, and IOMansell may remove the same and Client shall pay IOMansell all costs of such removal upon demand.

19.	IOMansell’s premises, including the Premises, have been designated as non-smoking. No smoking shall be permitted in any portion of IOMansell’s premises at any time.

20.

Safes, furniture, boxes and other bulky articles shall be brought into the Premises only with the prior written consent of IOMansell.  Only the service or freight elevator designated by IOMansell shall be used to transport any such articles, which shall be done only on dates and at times which shall be approved in writing by IOMansell.

21.	Client shall not attempt or cause to be attempted any plumbing, electrical work, telephone or other communications writing without the prior written consent of IOMansell.

22.	Client shall not be allowed to keep trucks, vans or other commercial vehicles in the parking lot serving the Premises.

IOMansell shall have no responsibility to Client for the violation or non-performance by any other clients of any of the Rules and Regulations but shall use reasonable efforts to uniformly enforce all Rules and Regulations.

ADDENDUM 3

SPECIAL STIPULATIONS

This addendum 3 (“Addendum 3”) is hereby incorporated in and made a part of the Office Services Agreement attached hereto (“Agreement”) by and between Interactive Offices Mansell, LLC (“IOMansell”) and Tri-S Security Corporation (“Client”).  To the extent the following Special Stipulations conflict with any other provisions of the Agreement, these Special Stipulations shall control.

1.                                       Client shall have the right to move into the Premises prior to October 15, 2004 so long as IOMansell has a the signed Agreement attached hereto and the amount that is due upon execution in hand.